EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2022 Financial Results

- Record quarterly sales of $4.49 billion, tons sold up 10.7% from Q4 2021
- Record quarterly gross profit of $1.39 billion driven by strong gross profit margin of 30.9%
- Record quarterly pretax income of $697.2 million and margin of 15.5%
- Record quarterly EPS of $8.33, non-GAAP EPS of $8.42
- Record first quarter cash flow from operations of $404.0 million

LOS ANGELES, April 28, 2022 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2022.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter		Quarter- Over-Quarter
	Q1 2022	Q4 2021	% Change	Q1 2021	% Change
Income Statement Data:
Net sales	$4,485.8	$3,988.7	12.5%	$2,838.4	58.0%
Gross profit[1]	$1,387.1	$1,243.3	11.6%	$953.7	45.4%
Gross profit margin[1]	30.9%	31.2%	(0.3%)	33.6%	(2.7%)
Non-GAAP gross profit margin[1,2]	31.1%	31.5%	(0.4%)	33.6%	(2.5%)
LIFO expense	$37.5	$142.3		$100.0
LIFO expense as a % of net sales	0.8%	3.6%	(2.8%)	3.5%	(2.7%)
LIFO expense per diluted share, net of tax	$0.45	$1.68		$1.16
Non-GAAP pretax expense (income) adjustments²	$7.2	$16.6		$(1.9)
Pretax income	$697.2	$547.4	27.4%	$359.0	94.2%
Non-GAAP pretax income[2]	$704.4	$564.0	24.9%	$357.1	97.3%
Net income attributable to Reliance	$523.3	$421.3	24.2%	$266.9	96.1%
Diluted EPS	$8.33	$6.64	25.5%	$4.12	102.2%
Non-GAAP diluted EPS[2]	$8.42	$6.83	23.3%	$4.10	105.4%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$404.0	$393.8	2.6%	$161.8	149.7%
Free cash flow[3]	$337.3	$336.1	0.4%	$118.1	185.6%
Net debt-to-total capital[4]	14.4%	18.1%		14.2%
Total debt-to-EBITDA[2,5]	0.7x	0.8x		1.6x
Net debt-to-EBITDA[2,5]	0.4x	0.6x		0.8x

Capital Allocation Data:
Acquisitions, net	$—	$439.3		$—
Capital expenditures	$66.7	$57.7		$43.7
Dividends	$56.7	$44.7		$44.8
Share repurchases	$17.1	$168.5		$—

Key Business Metrics:
Tons sold	1,417.7	1,281.0	10.7%	1,409.7	0.6%
Tons sold (same-store)	1,374.2	1,246.2	10.3%	1,409.7	(2.5%)
Average selling price per ton sold	$3,186	$3,139	1.5%	$2,020	57.7%
Average selling price per ton sold (same-store)	$3,116	$3,082	1.1%	$2,020	54.3%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Outstanding operational execution throughout our Family of Companies in the first quarter led to a continuation of the record results we achieved in 2021 and once again demonstrated the durability and effectiveness of our business model,” said Jim Hoffman, Chief Executive Officer of Reliance. “Notwithstanding ongoing macroeconomic challenges, our performance was supported by positive underlying trends including continued strong demand with improving shipment levels in each month of the quarter, along with ongoing strength in metals pricing. Our results also benefitted from our strategic diversification of products, end markets and geographies, as well as strong ongoing support from our domestic suppliers and valued relationships with our loyal customers. These factors collectively contributed to another quarterly net sales record of $4.49 billion.”

Mr. Hoffman continued, “The strength in our top-line, coupled with a resilient gross profit margin of 30.9%, led to record quarterly gross profit of $1.39 billion. Though we experienced some gross profit margin compression compared to the fourth quarter of 2021 due to inventory costs approaching replacement costs, key elements of our model such as small order sizes, quick turnaround, a broad range of value-added capabilities and careful expense management, enabled the achievement of record quarterly earnings per share of $8.33 for the first quarter of 2022.”

Mr. Hoffman concluded, “Our improved earnings power helped us generate cash flow from operations of $404.0 million -- the highest first quarter figure in our history. Our significant cash generation fuels our capital allocation strategy which remains focused on both growth and stockholder returns. We recently increased our 2022 capital expenditure budget to $455 million from $350 million, largely to capture emerging opportunities supporting the U.S. semiconductor industry as well as certain other organic growth opportunities to meet our customers’ growing needs.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. The Company’s tons sold in the first quarter of 2022 increased 10.7% compared to the fourth quarter of 2021; surpassing Reliance’s expectations of up 5% to 7% due to incremental improvements in daily shipment levels. Reliance believes its first quarter shipment levels reflect strength in underlying demand across the majority of the end markets it serves, and remains cautiously optimistic that shipment levels will continue to improve throughout 2022.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved in the first quarter, with notable strength in March. Reliance remains cautiously optimistic that demand for non-residential construction activity in the key areas in which the Company participates will continue to strengthen in 2022, supported by strong booking trends.

Demand for the toll processing services Reliance provides to the automotive market remained healthy during the first quarter despite supply chain challenges, including the continued impact of the global microchip shortage on production levels. Reliance is cautiously optimistic that demand for its toll processing services will remain solid throughout 2022.

Underlying demand in heavy industry for both agricultural and construction equipment continues to improve from strong levels, with a significant increase in Reliance’s shipment levels compared to the fourth quarter of 2021. Similarly, demand across broader manufacturing sectors, including industrial machinery and consumer products, continues to improve. Reliance expects positive underlying demand trends in these industries to continue through most of 2022.

Semiconductor demand remained robust during the first quarter and continues to be one of Reliance’s strongest end markets, which is expected to continue throughout 2022. As a result, Reliance is continuing to invest in increasing its capacity in this area to service the significant semiconductor fabrication expansion in the United States.

Demand in commercial aerospace continued to improve during the first quarter as increased activity led to meaningfully higher shipment levels compared to both the first and fourth quarters of 2021. Reliance is cautiously optimistic that demand in commercial aerospace will continue to steadily improve throughout 2022 as build rates increase. Demand in the military, defense and space portions of Reliance’s aerospace business remained solid with strong backlogs, which is expected to continue throughout the year.

Demand in the energy (oil and natural gas) market experienced continued improvement in the first quarter due to increased activity resulting from higher oil and natural gas prices. Reliance is cautiously optimistic demand will continue to recover throughout 2022.

Balance Sheet & Cash Flow
At March 31, 2022, Reliance had cash and cash equivalents of $548.0 million, total debt outstanding of $1.66 billion and a net debt-to-EBITDA ratio of 0.4x, with no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated its highest first quarter cash flow from operations of $404.0 million in the first quarter of 2022, driven by the Company’s record earnings despite over $200 million in additional working capital requirements.

Stockholder Return Activity
On February 15, 2022, the Company increased its regular quarterly dividend 27.3% to $0.875 per share of common stock. On April 26, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.875 per share of common stock, payable on June 10, 2022 to stockholders of record as of May 27, 2022. Reliance has paid regular quarterly cash dividends for 63 consecutive years without reduction or suspension and has increased the dividend 29 times since its 1994 IPO.

In the first quarter of 2022, the Company repurchased approximately 114,000 shares of its common stock at an average cost of $150.97 per share, for a total of $17.1 million. At March 31, 2022, $695.5 million remained available for repurchase under Reliance’s stock repurchase authorization. Reliance did not repurchase any shares of its common stock during the first quarter of 2021.

Business Outlook
Reliance remains optimistic about business conditions in 2022 with solid underlying demand trends expected to continue across the vast majority of the key end markets it serves. As a result, the Company estimates tons sold will be flat to up 2.0% in the second quarter of 2022 compared to the first quarter of 2022. In addition, Reliance expects its average selling price per ton sold for the second quarter of 2022 to be flat to up 2.0% compared to the first quarter of 2022 driven by the Company’s diverse product mix and continued strength in demand and pricing. Based on these expectations, Reliance estimates non-GAAP earnings per diluted share in the range of $9.00 to $9.10 for the second quarter of 2022.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2022 financial results and business outlook will be held today, April 28, 2022 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13728592. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning today at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on May 12, 2022, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13728592. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2021, Reliance’s average order size was $3,050, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. political and economic conditions that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of COVID-19, the conflict between Russian and Ukraine or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of the COVID-19 pandemic or the Russia-Ukraine conflict and related economic effects, but they could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2022 Major Commodity Metrics

Tons Sold (tons in thousands; % change)	Average Selling Price per Ton Sold (% change)
Q1 2022	Q4 2021	Sequential Quarter Change	Q1 2021	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,125.7	1,018.8	10.5%	1,145.7	(1.7%)	(2.7%)	56.3%
Stainless steel	86.8	76.7	13.2%	80.9	7.3%	3.5%	57.4%
Aluminum	87.8	75.1	16.9%	77.9	12.7%	6.9%	32.8%
Alloy	39.7	35.9	10.6%	34.4	15.4%	9.5%	35.5%

Sales ($'s in millions; % change)
Q1 2022	Q4 2021	Sequential Quarter Change	Q1 2021	Year-Over- Year Change
Carbon steel	$2,547.5	$2,368.3	7.6%	$1,659.2	53.5%
Stainless steel	$764.9	$653.3	17.1%	$452.9	68.9%
Aluminum	$692.8	$554.4	25.0%	$462.8	49.7%
Alloy	$183.7	$151.5	21.3%	$117.3	56.6%

Sales by Product ($'s as a % of total sales)
Three Months Ended
March 31,
2022	2021
Carbon steel plate	11%	12%
Carbon steel tubing	11%	12%
Hot-rolled steel sheet and coil	10%	9%
Carbon steel structurals	9%	9%
Carbon steel bar	5%	6%
Galvanized steel sheet and coil	5%	5%
Cold-rolled steel sheet and coil	4%	3%
Carbon steel	55%	56%

Stainless steel sheet and coil	8%	7%
Stainless steel bar and tube	7%	6%
Stainless steel plate	2%	2%
Stainless steel	17%	15%

Aluminum bar and tube	5%	5%
Common alloy aluminum sheet and coil	4%	4%
Heat-treated aluminum plate	4%	5%
Common alloy aluminum plate	1%	1%
Heat-treated aluminum sheet and coil	1%	1%
Aluminum	15%	16%

Alloy bar and rod	3%	3%
Alloy tube	1%	1%
Alloy	4%	4%

Miscellaneous	4%	4%
Toll processing	3%	4%
Copper and brass	2%	1%
Other	9%	9%

Total	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Net sales	$4,485.8	$2,838.4

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	3,098.7	1,884.7
Warehouse, delivery, selling, general and administrative ("SG&A")	611.9	518.5
Depreciation and amortization	59.1	56.9
	3,769.7	2,460.1

Operating income	716.1	378.3

Other expense:
Interest expense	15.6	15.7
Other expense, net	3.3	3.6
Income before income taxes	697.2	359.0
Income tax provision	172.6	90.8
Net income	524.6	268.2
Less: net income attributable to noncontrolling interests	1.3	1.3
Net income attributable to Reliance	$523.3	$266.9

Earnings per share attributable to Reliance stockholders:
Diluted	$8.33	$4.12
Basic	$8.46	$4.19

Shares used in computing earnings per share:
Diluted	62,784	64,711
Basic	61,833	63,645

Cash dividends per share	$0.8750	$0.6875

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2022	2021*
ASSETS
Current assets:
Cash and cash equivalents	$548.0	$300.5
Accounts receivable, less allowance for credit losses of $29.6 at March 31, 2022 and $26.7 at December 31, 2021	2,078.7	1,683.0
Inventories	2,010.3	2,065.0
Prepaid expenses and other current assets	107.0	111.6
Total current assets	4,744.0	4,160.1
Property, plant and equipment:
Land	259.1	260.1
Buildings	1,281.8	1,285.0
Machinery and equipment	2,292.1	2,241.4
Accumulated depreciation	(1,981.3)	(1,949.7)
Property, plant and equipment, net	1,851.7	1,836.8
Operating lease right-of-use assets	216.4	224.6
Goodwill	2,113.0	2,107.6
Intangible assets, net	1,059.9	1,077.7
Cash surrender value of life insurance policies, net	39.1	44.9
Other assets	90.1	84.3
Total assets	$10,114.2	$9,536.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$636.2	$453.9
Accrued expenses	132.1	148.2
Accrued compensation and retirement costs	184.6	294.0
Accrued insurance costs	44.2	41.0
Current maturities of long-term debt and short-term borrowings	5.0	5.0
Current maturities of operating lease liabilities	54.9	58.6
Income taxes payable	141.3	64.3
Total current liabilities	1,198.3	1,065.0
Long-term debt	1,642.8	1,642.0
Operating lease liabilities	159.2	162.5
Deferred compensation and retirement costs	85.2	81.0
Other long-term liabilities	6.8	7.0
Deferred income taxes	483.2	484.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—61,948 at March 31, 2022 and 61,806 at December 31, 2021	0.1	0.1
Retained earnings	6,599.5	6,155.3
Accumulated other comprehensive loss	(68.3)	(68.9)
Total Reliance stockholders’ equity	6,531.3	6,086.5
Noncontrolling interests	7.4	7.2
Total equity	6,538.7	6,093.7
Total liabilities and equity	$10,114.2	$9,536.0

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2022	2021
Operating activities:
Net income	$524.6	$268.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	59.1	56.9
Provision for credit losses	3.5	4.5
Deferred income tax benefit	(0.4)	(0.1)
Stock-based compensation expense	11.8	14.7
Other	4.9	0.4
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(399.6)	(346.2)
Inventories	54.0	(50.4)
Prepaid expenses and other assets	19.5	(4.1)
Accounts payable and other liabilities	126.6	217.9
Net cash provided by operating activities	404.0	161.8

Investing activities:
Purchases of property, plant and equipment	(66.7)	(43.7)
Proceeds from sales of property, plant and equipment	8.2	20.6
Other	(4.8)	(4.6)
Net cash used in investing activities	(63.3)	(27.7)

Financing activities:
Net short-term debt repayments	—	(0.8)
Dividends and dividend equivalents paid	(56.7)	(44.8)
Share repurchases	(17.1)	—
Payments for taxes related to net share settlements	(17.1)	(8.2)
Other	(1.1)	(2.6)
Net cash used in financing activities	(92.0)	(56.4)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.9)
Increase in cash and cash equivalents	247.5	76.8
Cash and cash equivalents at beginning of year	300.5	683.5
Cash and cash equivalents at end of period	$548.0	$760.3

Supplemental cash flow information:
Interest paid during the period	$9.6	$9.5
Income taxes paid during the period, net	$89.8	$6.9

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2022	2021	2021	2022	2021	2021
Net income attributable to Reliance	$523.3	$421.3	$266.9	$8.33	$6.64	$4.12
Restructuring charges	1.1	—	0.1	0.02	—	—
Impairment charges	—	4.7	—	—	0.07	—
Acquisition-related and non-recurring expenses of acquisitions	8.1	14.3	—	0.13	0.23	—
Gains related to sales of non-core assets	(2.0)	(2.4)	(2.0)	(0.03)	(0.04)	(0.03)
Income tax (benefit) expense related to above items	(1.8)	(4.1)	0.5	(0.03)	(0.07)	0.01
Non-GAAP net income attributable to Reliance	$528.7	$433.8	$265.5	$8.42	$6.83	$4.10

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Pretax income	$697.2	$547.4	$359.0
Restructuring charges	1.1	—	0.1
Impairment charges	—	4.7	—
Acquisition-related and non-recurring expenses of acquisitions	8.1	14.3	—
Gains related to sales of non-core assets	(2.0)	(2.4)	(2.0)
Non-GAAP pretax income	$704.4	$564.0	$357.1

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Gross profit - LIFO	$1,387.1	$1,243.3	$953.7
Amortization of inventory step-up	8.1	13.7	—
Non-GAAP gross profit	1,395.2	1,257.0	953.7
LIFO expense	37.5	142.3	100.0
Non-GAAP gross profit - FIFO	$1,432.7	$1,399.3	$1,053.7

Gross profit margin - LIFO	30.9%	31.2%	33.6%
Amortization of inventory step-up as a % of sales	0.2%	0.3%	—%
Non-GAAP gross profit margin	31.1%	31.5%	33.6%
LIFO expense as a % of sales	0.8%	3.6%	3.5%
Non-GAAP gross profit margin - FIFO	31.9%	35.1%	37.1%

	March 31,	December 31,	March 31,
	2022	2021	2021
Total debt	$1,662.4	$1,662.4	$1,662.9
Less: unamortized debt discount and debt issuance costs	(14.6)	(15.4)	(18.0)
Carrying amount of debt	1,647.8	1,647.0	1,644.9
Less: cash and cash equivalents	548.0	300.5	760.3
Net debt	$1,099.8	$1,346.5	$884.6

	Twelve Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income	$1,673.8	$1,417.4	$577.7
Depreciation and amortization	232.4	230.2	227.2
Impairment of long-lived assets	4.7	4.7	10.3
Interest expense	62.6	62.7	61.7
Income taxes	547.5	465.7	176.4
EBITDA	$2,521.0	$2,180.7	$1,053.3

Total debt-to-EBITDA	0.7x	0.8x	1.6x
Net debt-to-EBITDA	0.4x	0.6x	0.8x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include the loss on sale of a business, acquisition-related and non-recurring expenses of its fourth quarter 2021 acquisitions, impairment charges and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Total debt- and net debt-to-EBITDA are calculated as total debt or net debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.